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                                                                              14
                                   EXHIBIT 12

                     RITE AID CORPORATION AND SUBSIDIARIES
        STATEMENTS RE COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                         QUARTER ENDED MAY 31, 1997 AND
 YEARS ENDED MARCH 1, 1997, MARCH 2, 1996, MARCH 4, 1995, FEBRUARY 26, 1994 AND
                               FEBRUARY 27, 1993
                         (Dollar Amounts in Thousands)

                              Quarter Ended     Year Ended           Year Ended    Year Ended      Year Ended            Year Ended
                                    May 31,       March 1,             March 2,      March 4,    February 26,          February 27,
                                       1997           1997                 1996          1995            1994                  1993
                                       ----           ----                 ----          ----            ----                  ----
 Fixed Charges

 Interest Expense                   $36,837        $96,473              $68,341       $42,300         $28,683               $29,387

 Interest Portion(1)
   of Net Rental Expense             25,787         66,067               52,080        40,424          40,427                37,659
                                     ------         ------               ------        ------          ------                ------

 Fixed Charges Before
   Capitalized Interest              62,624        162,540              120,421        82,724          69,110                67,046

 Capitalized Interest                   737          1,897                1,948           373             217                   445
                                        ---          -----                -----           ---             ---                   ---

 Total Fixed Charges                $63,361       $164,437             $122,369       $83,097         $69,327               $67,491
                                    =======       ========             ========       =======         =======               =======

 Earnings

 Income Before Extra-
   ordinary Loss and
   Income Taxes                    $114,306       $258,927  (3)        $256,202      $231,464         $45,670   (2)        $200,569


 Fixed Charges Before
   Capitalized Interest              62,624        162,540              120,421        82,724          69,110                67,046
                                     ------        -------              -------        ------          ------                ------

 Total Adjusted Earnings           $176,930       $421,467             $376,623      $314,188        $114,780              $267,615
                                   ========       ========             ========      ========        ========              ========

 Ratio of Earnings to
   Fixed Charges                       2.79           2.56                 3.08          3.78            1.66                  3.97
                                       ====           ====                 ====          ====            ====                  ====



(1) The interest portion of the net rental expense is estimated to be equal to one-third of the minimum rental expense for the period.

(2) Income before extraordinary loss and income taxes for fiscal year 1994 includes a $149,196,000 one-time, pre-tax provision for corporate restructuring and other charges.

(3) Income before extraordinary loss and income taxes for fiscal year 1997 includes a $68,057,000 one-time, pre-tax charge for nonrecurring and other charges.